Exhibit 21.1

LIST OF SUBSIDIARIES

Luminex International, Inc., a Delaware corporation
Luminex B.V., a Dutch Private Limited Liability Company
Luminex 2 B.V., a Dutch Private Limited Liability Company
Luminex 3 B.V., a Dutch Private Limited Liability Company
Luminex Debt Holding LLC, a Delaware corporation
Luminex Molecular Diagnostics, Inc., an Ontario, Canada corporation
Luminex Trading (Shanghai) Co., Ltd., a Chinese Foreign Investment Company
Luminex Japan Corporation Ltd., a Japanese KK
Luminex (Australia) Pty. Ltd, a Queensland, Australia corporation (d/b/a BSD Robotics)
Labpac Pty Ltd, a Queensland, Australia corporation
Bizpac (Australia) Pty Ltd., a Queensland, Australia corporation
GenturaDx, Inc., a British Virgin Islands corporation
GenturaDx Limited, a Hong Kong company
DxTek, Inc., a Delaware corporation
GenturaDX-USA, Inc., a Delaware corporation